EXHIBIT 10.28

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated and effective as of May 9, 2003, is made and entered into by and between AmeriCredit Financial Services, Inc., a Delaware corporation (“Employer”), AmeriCredit Corp., a Texas corporation, and Brian Mock (hereinafter referred to as “Employee”).

WHEREAS, Employer desires to induce Employee to continue as an employee of Employer to provide the necessary leadership and management skills that are important to the success of Employer. Employer believes that retaining the Employee’s services as an employee of Employer and the benefits of his business experience are of material importance to Employer.

NOW, THEREFORE, in consideration of Employee’s employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intend by this Agreement to specify the terms and conditions of Employee’s employment relationship with Employer and the post-employment obligations of Employee.

1. General Duties of Employer and Employee:

1.1. Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in the following capacity, upon the terms and conditions set forth herein:

Executive Vice President, Consumer Services

The duties and responsibilities of Employee shall include such duties as may from time-to-time be assigned to Employee by the Board of Directors of Employer or AmeriCredit Corp., any duly authorized committees thereof or an authorized officer of Employer or AmeriCredit Corp. The executive capacity that Employee shall hold during the term hereof shall be that position as determined by the Board of Directors of Employer or any duly authorized committees thereof from time-to-time in their sole discretion. While employed hereunder, the initial position that Employee shall hold (until such time as such position may be changed as aforesaid) shall be the position set forth above in this Section 1.1.

1.2. While employed hereunder, Employee shall obey the lawful directions of the Board of Directors of Employer or AmeriCredit Corp., any duly authorized committees thereof or any authorized officers of Employer or AmeriCredit Corp. and shall use his best efforts to promote the interests of Employer and AmeriCredit Corp. and to maintain and to promote the reputation thereof. While employed hereunder, Employee shall devote his time, efforts, skills and attention to the affairs of Employer and AmeriCredit Corp. in order that he shall faithfully perform his duties and obligations hereunder and such as may be assigned to or vested in him by the Board of Directors of Employer or AmeriCredit Corp., any duly authorized committees thereof or any duly authorized officer of Employer or AmeriCredit Corp..

1.3. During the term of this Agreement, Employee may from time to time engage in any businesses or activities that do not compete directly and materially with Employer or AmeriCredit Corp. and any of their subsidiaries, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him in compliance with this Agreement by the Board of Directors of Employer or AmeriCredit Corp., any duly authorized committees thereof or any authorized officer of Employer or AmeriCredit Corp. In any event, Employee is permitted to (i) invest his personal assets as a passive investor in such form or manner as will not contravene the best interests of Employer or AmeriCredit Corp., (ii) participate in various charitable efforts, or (iii) serve as a director or officer of any other entity or organization when such position has previously been approved by the Board of Directors of Employer or AmeriCredit Corp.

2. Compensation and Benefits:

2.1. As compensation for services to Employer and AmeriCredit Corp., Employer shall pay to Employee during the term of this Agreement a salary at an annual rate to be fixed from time to time by the Board of Directors of Employer or any duly authorized committee thereof, which annual rate shall initially be $260,000 on a per annum basis. The salary shall be payable in equal biweekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. The Board of Directors of Employer, or any authorized committee or officer of Employer, shall review Employee’s overall annual compensation at least annually, with a view to ascertaining the adequacy thereof and such compensation may be increased (but not decreased) by the Board of Directors of Employer from time to time by an amount that in the opinion of the Board of Directors of Employer is justified by Employee’s performance.

2.2. Upon Employee furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Employee shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy. Employee shall be entitled to participate in all group life, health and medical insurance plans, stock option plans and other stock programs and compensation plans and such other benefits, plans or programs (specifically including the Employee Stock Purchase Plan and the 401k Plan) as may be from time to time specifically adopted and approved by Employer for employees generally.

2.3. Employee shall be entitled to such vacation, holiday, and (subject to the provisions of Section 6.3 hereof) other paid or unpaid leave of absence as is consistent with Employer’s normal policies or as otherwise approved by the Board of Directors of Employer.

2.4. As long as this Agreement in is effect, Employer agrees to provide and maintain life insurance coverage on the life of Employee in the face amount of $300,000, with proceeds thereunder payable to such beneficiaries as Employee may designate, and Employer agrees to pay all premiums on such policy. Coverage shall continue throughout the employment term hereof. Such coverage may consist of term, group term, whole life or any other form of coverage selected by Employer in its sole discretion and may be with such insurers as Employer may select.

3. Preservation of Business; Fiduciary Responsibility:

Employee shall use his best efforts to preserve the business and organization of Employer and AmeriCredit Corp., to keep available to Employer and AmeriCredit Corp. the services of present employees and to preserve the business relations of Employer and AmeriCredit Corp. with dealers, retailers, suppliers, distributors, customers and others. Employee shall not commit any act, or in any way assist others to commit any act, that would injure Employer or AmeriCredit Corp. So long as Employee is employed by Employer, Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

4. Employee’s Obligation to Refrain From Using or Disclosing Information:

4.1. As part of Employee’s fiduciary duties to Employer and AmeriCredit Corp., Employee agrees, both during the term of this Agreement and thereafter, to protect, preserve the confidentiality of and safeguard the Trade Secrets (as defined below) of Employer and AmeriCredit Corp. and, except as may be expressly required by Employer, Employee shall not, either during his employment or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any of such Trade Secrets. As used herein, the term “Trade Secrets” shall mean data, information, discoveries, techniques and information that (i) has been developed by Employer and/or AmeriCredit Corp. and are confidential and proprietary to Employer and/or AmeriCredit Corp., and (ii) has not been publicly disclosed or disseminated by Employer or AmeriCredit Corp., including, but not limited to, any technical and scientific information, any information relating to software architecture, design or code, any research and development information, any plans or projections, any customer lists, supplier lists, customer data analyses, accounting and financial information, cost/pricing information, formulae or information pertaining to scorecard development or analyses.

4.2. Upon termination of his employment with Employer, or at any other time upon request, Employee shall immediately deliver to Employer all documents embodying any Trade Secrets, as defined above.

5. Initial Term; Extensions of the Term:

5.1. The initial term of this Agreement shall commence on the effective date hereof and shall end on the third anniversary of the effective date.

5.2. The term of this Agreement shall automatically be extended for additional one-year periods commencing on the anniversary hereof and on each anniversary thereafter, unless either Employee or Employer gives written notice to the other on or before any December 31 of his or its intention not to extend this Agreement. Notwithstanding anything to the contrary contained herein, it is the intention of the parties hereto that, unless and until such notice of non-extension is provided by either Employer or Employee as provided in the immediately preceding sentence (or unless this Agreement is terminated pursuant to the terms hereof), as of each anniversary date hereafter the term of this Agreement shall be extended so as to provide for a prospective three-year employment term as of each such date.

6. Termination other than by Expiration of the Term: Employer or Employee may terminate Employee’s employment under this Agreement at any time, but only on the following terms:

6.1. Employee may terminate his employment under this Agreement at any time upon at least ninety (90) days’ prior written notice to Employer.

6.2. Employer may terminate Employee’s employment under this Agreement at any time, without prior notice, for “due cause” upon the good faith determination by the Board of Directors of Employer or AmeriCredit Corp. that “due cause” exists for the termination of the employment relationship. As used herein, the term “due cause” shall mean any of the following events:

(i) any intentional misapplication by Employee of Employer’s or AmeriCredit Corp.’s funds, or any other act of dishonesty injurious to Employer or AmeriCredit Corp. committed by Employee; or

(ii) Employee’s conviction of a crime involving moral turpitude; or

(iii) Employee’s use or possession of any controlled substance or abuse of alcoholic beverages; or

(iv) Employee’s breach, non-performance or non-observance of any of the terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after notice thereof by Employer to Employee; or

(v) any other action by the Employee involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties.

6.3. In the event Employee is incapacitated by accident, sickness or otherwise so as to render Employee mentally or physically incapable of performing the services required under Section 1 of this Agreement for a period of one hundred eighty (180) consecutive days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Employee’s death, Employer may terminate Employee’s employment under this Agreement upon giving Employee or his legal representative written notice at least thirty (30) day’s prior to the termination date. Employee agrees, after written notice by the Board of Directors of Employer, a duly authorized committee thereof or any officer of Employer, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer, a duly authorized committee thereof or any officer of Employer.

6.4. Employer may terminate Employee’s employment under this Agreement at any time for any reason whatsoever, even without “due cause,” by giving a written notice of termination to Employee, in which case the employment relationship shall terminate immediately upon the giving of such notice; provided, however, that nothing in this Section 6.4 shall terminate the obligations of Employer under Section 7.3, or the obligations of Employee under Sections 4, 8 and/or 9.

7. Effect of Termination:

7.1. In the event the employment relationship is terminated (a) by Employee’s refusal to continue his employment under the terms and conditions of this Agreement, or (b) by Employer for “due cause” pursuant to Section 6.2 hereof, all compensation and benefits shall cease as of the date of termination, other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer or AmeriCredit Corp. for Employee that are earned and vested by the date of termination, and (ii) Employee’s pro rata annual salary through the date of termination. Employee’s right to exercise stock options and Employee’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

7.2. If Employee’s employment relationship is terminated pursuant to Section 6.3 hereof due to Employee’s incapacity or death, Employee (or, in the event of Employee’s death, Employee’s legal representative) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer or AmeriCredit Corp. for Employee that are earned and vested at the date of termination and, even though no longer employed by Employer, shall continue to receive the salary compensation (payable in the manner as prescribed in the second sentence of Section 2.1) for twelve (12) months following the date of termination. Employee (or, in the event of Employee’s death, Employee’s legal representative) shall not, however, be entitled to any bonuses not yet paid at the date of the termination of employment. Employee’s right to exercise stock options and Employee’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plans.

7.3. If Employer (1) terminates the employment of Employee other than pursuant to Section 6.2 hereof for “due cause” or other than for a disability or death pursuant to Section 6.3 hereof, (2) demotes Employee to a non-officer position, or (3) decreases Employee’s salary or reduces the employee benefits and perquisites below the level provided for by the terms of Section 2 hereof, other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all employees of Employer or AmeriCredit Corp., then such action by Employer, unless consented to in writing by Employee, shall be deemed to be a constructive termination by Employer of Employee’s employment (a “Constructive Termination”). In the event of a Constructive Termination, the Employee shall be entitled to receive, in a lump sum within 30 days after the date of the Constructive Termination, an amount equal to one year’s salary (undiscounted) in effect immediately prior to the event giving rise to the Constructive Termination. For purposes of this Section 7.3, the term “salary” shall mean the annual rate of compensation, excluding any bonuses, provided to Employee under Section 2.1 hereof immediately prior to the event giving rise to the Constructive Termination. In the event of such Constructive Termination, all other rights and benefits Employee may have under the employee benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

8. Employee’s Non-Competition Obligation:

8.1. Employee acknowledges and agrees that he serves in a special capacity for Employer and pursuant to which he will acquire unique knowledge of the operations and business of Employer and, as such, will not be engaged in a common calling. During the existence of Employee’s employment and, if the employment of Employee is terminated by Employer for any reason pursuant to Section 6.2 or Section 6.4, or Employee voluntarily terminates his employment, for a period of one (1) year from the date on which he shall cease to be employed by Employer (the “Noncompetition Period”), Employee shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, engage in the following activities, businesses or practices: (i) develop, maintain, manage, evaluate, analyze or implement collection, loan accounting or customer service systems, processes, policies and procedures, databases containing information, statistics and other data related to credit or other losses, delinquencies, loss reserves, chargeoffs, repossessions and cashflows related to Non-Prime Credit Products, as defined below; (ii) analyze, review, evaluate, underwrite, collect or service Non-Prime Credit Products; (iii) contact, canvass, or communicate with motor vehicle dealers (or the employees, principals, agents or representatives of such persons) for the purpose of marketing Non-Prime Credit Products; (iv) review, evaluate, rank, provide lists or market to motor vehicle dealerships; (v) otherwise solicit, canvass or accept any business or transaction for or from any other company or business in competition with the business of Subsidiary; or (vi) direct, supervise, assist or manage other persons engaging in the activities described in subsections (i) through (v) above. For purposes of this Agreement, the term “Non-Prime Credit Products” shall include (a) loans made to or in respect of consumers, whether directly or indirectly, for the purchase of motor vehicles (including, but not limited to, the purchase by Employer of motor vehicle retail installment contracts originated by motor vehicle dealers, retailers or other creditors) that are generally know in the credit industry as “non-prime,” “sub-prime” or otherwise not considered “A-tier” credits, (b) other consumer loans, leases, and revolving credit arrangements, offers or extensions (including, but not limited to, credit cards and similar revolving debt instruments) made to or in respect of “non-prime” borrowers or consumers; provided, however, that Non-Prime Credit Products shall only include such loans, credit extensions, leases and other arrangements to the extent Employer or an affiliate of Employer is engaged at the time of Employee’s termination, or intends to engage within six months after Employee’s termination, in providing or offering such loans, extensions, leases or other arrangements.

8.2. It is the desire and intent of the parties that the provisions of Section 8.1 shall (a) be enforced to the fullest extent permissible under the laws and public policies of the state determined pursuant to Section 10.6 hereof, and (b) only restrict Employee’s activities or practices directly or indirectly related to Non-Prime Credit Products, as defined above, and shall not restrict Employee’s activities with respect to consumer or commercial financial services or loan products other than Non-Prime Credit Products. If any particular portion of Section 8.1 shall be adjudicated to be invalid or unenforceable, Section 8.1 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.

8.3. Employee acknowledges and agrees that Employer would be irreparably harmed and economically disadvantaged if Employee were to engage in any activities prohibited by Section 8.1 on behalf of any entity in competition with the business of Employer during the Noncompetition Period. Employee further acknowledges and agrees that the scope of his/her activities on behalf of Employer is integral to the success of Employer’s business activities in all states, cities, metropolitan areas and geographic locations in which Employer transacts business (which area, as of the date of this Agreement, includes substantially the entire United States of America) and that it is impossible to specify more limited geographic regions, states, counties, metropolitan areas or cities to which the noncompetition provisions of Section 8.1 shall be limited. As a result, it is the intent of the parties hereto that the provisions of Section 8.1 shall apply to restrict Employee’s activities as therein provided with respect to all entities that compete with the business of Employer wherever located.

9. Obligations to Refrain From Competing Unfairly:

9.1. In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during his employment with Employer and following the termination of his employment by Employer he shall not at any time, directly or indirectly, (a) induce, entice, or solicit any employee of Employer or AmeriCredit Corp. to leave his employment, or engage in any discussions or communications with any employee of Employer or AmeriCredit Corp. concerning such employee’s employment or the possibility of such employee’s leaving his employment or (b) contact, communicate or solicit any customer of Employer or AmeriCredit Corp. derived from any customer list, customer lead, mail, printed matter or other information secured from Employer, AmeriCredit Corp. or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of Employer or AmeriCredit Corp. relating thereto.

10. Miscellaneous:

10.1. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer or AmeriCredit Corp., then notice must be given to:

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

Attention: Cheryl Miller

With a copy to: the General Counsel (same address)

If to Employee, to:

Brian Mock

____________________

____________________

or to such other names or addresses as Employer, AmeriCredit Corp. or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 10.1.

10.2. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Employee, his heirs, executors, administrators, representatives and assigns. Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer and AmeriCredit Corp.

10.3. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

10.4. (a) If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(b) Without intending to limit the remedies available to Employer or AmeriCredit Corp., it is mutually understood and agreed that Employee’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of a breach by Employee, Employer shall be entitled to equitable relief by way of injunction or otherwise.

(c) Employee acknowledges that Sections 4, 8 and 9 are expressly for the benefit of Employer and AmeriCredit Corp., that Employer and AmeriCredit Corp. would be irreparably injured by a violation of Section 4, 8 and/or 9 and that Employer or AmeriCredit Corp. would have no adequate remedy at law in the event of such violation. Therefore, Employee acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by Employer with Section 4, Section 8 and Section 9.

10.5. Employee acknowledges that, from time to time, Employer or AmeriCredit Corp. may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer or AmeriCredit Corp. may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer or AmeriCredit Corp. (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

10.6. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Employee agree that the state and federal courts situated in Tarrant County, Texas shall have personal jurisdiction over Employer and Employee to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Tarrant County, Texas, and, as such, Employer and Employee agree that venue shall be proper with the state or federal courts in Tarrant County, Texas to hear such disputes. In the event either Employer or Employee is not able to effect service of process upon the other with respect to such disputes, Employer and Employee expressly agree that the Secretary of State for the State of Texas shall be an agent of Employer and/or the Employee to receive service of process on behalf of Employer and/or the Employee with respect to such disputes.

11. Additional Instruments:

Employee and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

AmeriCredit Financial Services, Inc.

By:

AmeriCredit Corp.

By:

EMPLOYEE:

By:
Brian Mock